SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]

Preliminary Proxy Statement

[   ]

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]

Definitive Proxy Statement

[X]

Definitive Additional Materials

[   ]

Soliciting Material Pursuant to §240.14a-12

SHOPKO STORES, INC.
(Name of Registrant as Specified In Its Charter)

N/A
Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]

No fee required.

[   ]

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated
and state how it was determined):
(4)	Proposed maximum aggregate of transaction:
(5)	Total fee paid:

[   ]

Fee paid previously with preliminary materials.

[   ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

NEWS RELEASE Contacts: Media – John Vigeland (920) 429.4132 Investor Relations (920) 429.7039

SHOPKO SPECIAL MEETING OF SHAREHOLDERS

TO RECONVENE ON OCTOBER 10, 2005

GREEN BAY, Wis. (September 16, 2005)  ShopKo Stores, Inc. (NYSE: SKO), announced today that its special meeting of shareholders to approve the merger of ShopKo with an affiliate of Goldner Hawn Johnson & Morrison, Incorporated, which was adjourned on September 14, 2005, will be reconvened on October 10, 2005.

ShopKo announced that a supplement to the definitive proxy statement relating to the merger would be mailed soon to describe in more detail the amendments to the merger agreement previously announced on September 9, 2005.  Only shareholders of record as of August 1, 2005 will be entitled to vote at the reconvened meeting and will receive the supplemental proxy materials.

As previously disclosed, the amendment to the merger agreement provides, among other things, that each outstanding share of ShopKo's common stock will be converted into the right to receive $25.00 in cash upon completion of the merger. ShopKo currently has approximately 30.2 million shares of common stock outstanding, excluding options.

ShopKo urges shareholders to sign, date and return the white proxy card voting FOR the proposal to approve the merger agreement.  Shareholders with any questions regarding the proxy materials should contact ShopKo’s proxy solicitor, Georgeson Shareholder Communications, toll free at 1.800.280.7183.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions.  Retail formats include 140 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 219 Pamida stores, 116 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept.  With more than $3.0 billion in annual sales, ShopKo Stores, Inc. is listed on the New York Stock Exchange under the symbol SKO.  For more information about ShopKo, Pamida or ShopKo Express Rx, visit our Web site at www.shopko.com.

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this press release other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.  All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  ShopKo may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure to obtain financing to consummate the merger or the failure to satisfy the other closing conditions.  These factors, and other factors that may affect the business or financial results of ShopKo are described in ShopKo’s filings with the SEC, including ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended.

In connection with ShopKo’s solicitation of proxies with respect to the meeting of shareholders called in connection with the proposed merger, ShopKo has filed with the SEC, and furnished to shareholders of ShopKo, a definitive proxy statement, as described above, and ShopKo intends to file with the SEC and distribute to shareholders a supplement to the definitive proxy statement in the near future.  Shareholders are advised to read the definitive proxy statement distributed to shareholders and the proxy supplement, when available, because they contain or will contain  important information.  Shareholders are able to obtain a free-of-charge copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.

Shareholders also are able to obtain a free-of-charge copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to ShopKo Stores, Inc., P.O. Box 19060, Green Bay, WI 54307, Attention: Corporate Secretary, Telephone: 920-429-2211, or from ShopKo’s website, http://www.shopko.com.

ShopKo and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of ShopKo in favor of the proposed merger.  Information regarding the persons who may be considered “participants” in the solicitation of proxies, including their beneficial ownership of ShopKo common stock as of April 1, 2005, is set forth in ShopKo’s definitive proxy statement as filed with the SEC.  Information regarding certain of these persons and their beneficial ownership of ShopKo common stock as of April 30, 2005 is also set forth in ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended.

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